U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: January 11, 2006

HEMPTOWN CLOTHING INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	0-50367	98-0359306
(State or other jurisdiction of Incorporation)	(Commission file no.)	(IRS Employer Identification No.)

1307 Venables Street

Vancouver, British Columbia, Canada, V5L 2G1

(Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Appointment of Director to Board of Directors

On January 11, 2006, the board of directors of Hemptown Clothing Inc., a corporation organized under the laws of the Province of British Columbia (the “Company”), pursuant to written unanimous consent, appointed Kenneth C. Barker as a member to the board of directors of the Company effective as of January 11, 2006.

Mr. Barker has over twenty years of apparel experience, including merchandising, sourcing and full profit and loss responsibility, public market experience and corporate governance. Mr. Barker is currently a co-president of The Meriwether Group, Portland, Oregon, which is a corporate investment and business acceleration firm. From approximately October 2003 through April 2005, Mr. Barker was the head of apparel for the North American region for Adidas International, where he was responsible for all strategic product and marketing functions within the region. His duties also included providing overall apparel direction and strategy for the Adidas North American apparel business, creation of the global brand vision of apparel, and was responsible for sales delivery and brand strategy in the North American marketplace. From approximately January 2001 to October 2003, Mr. Barker was the director of apparel for Adidas America, where he was responsible for overall profit and loss for the entire apparel business in the United States.  Mr. Barker also previously worked for Adidas Canada Limited in Toronto, Canada and Levi Strauss & Co.

As of the date of this Report, the Company does not have any contractual arrangements with Mr. Barker.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                             HEMPTOWN CLOTHING INC.

 Date: February 7, 2006

  By:   /s/ Jerry Kroll

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          Chief Executive Officer